EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-177206, 333-184286 and 333-192672) on Form S-8 and in the registration statement (No. 333-184287) on Form S-3 of Murphy Oil Corporation of our reports dated February 28, 2014, with respect to the consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Murphy Oil Corporation.

/s/ KPMG LLP

Houston, Texas

February 28, 2014

Ex. 23-1